EXHIBIT 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

Leonard A. Moreland,

President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Expanded Earnings Information

For the Quarters Ended March 31, 2004 and March 31, 2003

Jonesboro, GA April 16, 2004:

	March 31, 2004	March 31, 2003
	(unaudited in thousands except for percentages and earnings per share figures)	(unaudited in thousands except for percentages and earnings per share figures)
Total Assets	$335,534	$265,314
CCF Net Income for the Quarter	$583	$561
Basic Earnings per Share for the Quarter	$0.40	$0.38
Net Interest Margin	4.39%	4.29%
Efficiency Ratio	67.23%	69.64%
Total Loans (end of period)	$249,947	$202,465
Non-Performing Loans (end of period)	$4,273	$933
Loan Loss Provision	$290	$135
Loan Loss Reserve (end of period)	$2,893	$2,841
Consolidated Equity (end of period)	$20,315	$18,196

CCF Holding Company, the holding company of Heritage Bank, announces earnings for the quarter ending March 31, 2004.

Earnings for the period ending March 31, 2004 increased to $583, an increase of $22 or 3.9% over the same period ending March 31, 2003, which had earnings of $561.

The provision for loan losses increased during the period ending March 31, 2004 to $290 from $135 during the period ending March 31, 2003. This increase of $155, representing 18% of pretax income, substantially impacted the Company’s earnings during the first quarter of 2004.

Total loans at March 31, 2004 were $249,947 as compared to $202,465 for the period ending March 31, 2003. This represents an increase of $47 million or 23%. If the size of the loan portfolio continues to increase and the relative proportion in the portfolio of commercial and construction loans increases, it is expected that the provision for loan losses will continue at higher levels in order to maintain the allowance for loan losses at an adequate level.

The loan loss reserve balance at March 31, 2004 was $2,893 or 1.16% of loans outstanding. For the period ending March 31, 2003, the loan loss reserve was $2,841 or 1.40% of loans outstanding. The balance in the loan loss reserve did not increase substantially despite the increased allocations discussed above due primarily to the charge off of two commercial loans in the third quarter of 2003 that had been restructured and carried as non-performing since September 2002. One of these loans continues to pay as agreed under the restructure, but will now be handled as a recovery. The second loan was charged-off as a part of a negotiated settlement.

Based on the bank’s internal calculation the allowance for loan losses is adequate but additional provisions, which exceed budgeted provisions, may be required during the remainder of 2004. Management will continue to monitor and adjust the allowance as necessary during the year based on growth in the loan portfolio, loss experience, workout of non-performing loans, condition of borrowers, and continued monitoring of local economic conditions, as well as, any other external factors.

Non-performing loans totaled $4.3 million at March 31, 2004, which equaled 1.7% of loans outstanding. The increase in non-performing loans is primarily due to the Bank purchasing the note of another lender in January 2004 totaling $1.4 million which is secured by a lien on commercial real estate, also securing a note held by the Bank. The note already held by the bank in the amount of $1.3 million was reported as a non-performing asset in the press release dated January 12, 2004. Based on current appraisals of this property the Bank does not expect substantial loss. Both notes are currently non-performing on the Bank’s books. In addition to the above mentioned relationship, the Bank has another lending relationship totaling $1.3 million that has been in a workout status for several months that was moved to non-performing late during the first quarter of 2004. This relationship is also secured by real estate and based on appraisals the bank expects little, if any loss.

Consolidated equity for CCF Holding Company was $20,315 at March 31, 2004 as compared to $18,196 for the period ending March 31, 2003. This is an increase of $2,119 or 11.65%.

CCF Holding Company is the parent company of Heritage Bank; a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The bank has six full service offices. The Company’s stock is traded on the Nasdaq SmallCap market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.